EXHIBIT 99.1

PRESS RELEASE

For more information:         Stephanie Slavin (713) 497-6983

For immediate release:         September 28, 2004

Reliant Energy Completes Sale of Upstate New York Assets

Houston – Reliant Energy announced today that it has completed the previously announced sale of power generation assets to Brascan Corporation for $900 million adjusted to $874 million to account primarily for cash transferred to Reliant affiliates between signing and closing.

The portfolio of assets involved in the sale included 71 operating hydropower plants in upstate New York as well as the Carr Street Generating Station, a fossil-fueled, combined-cycle cogeneration plant in East Syracuse, New York.

Reliant will use the proceeds from the transaction to repay bank debt associated with its Orion Power New York and Orion Power Midwest subsidiaries.

Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S. The company provides a complete suite of energy products and services to more than 1.8 million electricity customers in Texas, ranging from residences and small businesses to large commercial, industrial and institutional customers. Reliant also serves commercial and industrial clients in the PJM (Pennsylvania, New Jersey, Maryland) Interconnection. The company has approximately 19,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. For more information, visit our Website at www.reliant.com/corporate.

* * * * *

This news release contains “forward-looking statements.” Forward-looking statements are statements that contain projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or other projections or estimates about our assumptions relating to these types of statements. These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking.

We have based our forward-looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital, the integration of recent acquisitions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###